                                  SCHEDULE 14A

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                               KEMPER CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                               KEMPER CORPORATION
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transactions applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

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(4) Proposed maximum aggregate value of transaction:

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/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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-------------------------
1 Set forth the amount on which the filing fee is calculated and state how it was determined.

                                                                          [LOGO]

KEMPER CORPORATION
Long Grove, Illinois 60049--Telephone (708) 320-4700

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS--MAY 17, 1995
                                                                  March 30, 1995

To Our Stockholders:

The 1995 Annual Meeting of Stockholders of Kemper Corporation (the "Company") will be held at 10:30 a.m. on Wednesday, May 17, 1995, in the Stockholders Meeting Room on the 57th floor of The First National Bank of Chicago, One First National Plaza (intersection of Clark and Madison), Chicago, Illinois. The meeting is called for the purpose of considering and acting upon:

1. The election of directors.

2. The ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for 1995.

3. The transaction of such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

The close of business on March 24, 1995 was fixed by your Board of Directors as the record date for the determination of stockholders entitled to notice of the annual meeting and having the right to vote at the meeting.

The Board of Directors appreciates the interest of the stockholders in the Company's affairs and encourages those entitled to vote at this annual meeting to take the time to do so. Please complete, date and sign the enclosed proxy card and return it promptly. A self-addressed return envelope, requiring no postage if mailed in the United States, is enclosed for your use. You may revoke your proxy at any time before the authority granted by it is exercised. If you attend the annual meeting, you may vote in person although you have previously returned an executed proxy.

                                       By Order of the Board of Directors

                                       Kathleen A. Gallichio
                                       Corporate Secretary

                                -- IMPORTANT --

If your shares are held in "street name," only your bank or broker can vote your shares. Please contact the person responsible for your account and instruct him or her to vote the proxy card as soon as possible.

If you have any questions or need further assistance in voting your shares, please call Kemper Corporation's proxy solicitor,

                            GEORGESON & COMPANY INC.
                         (toll free) at 1-800-223-2064.

KEMPER CORPORATION
Long Grove, Illinois 60049--Telephone (708) 320-4700                      [LOGO]

PROXY STATEMENT AND FORM OF PROXY DATED MARCH 30, 1995,
FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 1995

GENERAL INFORMATION

This proxy statement is being used in connection with the solicitation of proxies on behalf of the Board of Directors for use at the 1995 Annual Meeting of Stockholders of Kemper Corporation (the "Company") on May 17, 1995. Only the holders of the Company's common shares are entitled to vote at the annual meeting, and such stockholders are being asked to vote upon: (i) the election of directors and (ii) the ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for 1995. This proxy statement and the accompanying proxy card are first being mailed to stockholders on or about April 3, 1995.

Proxy cards properly executed and received prior to the time of the annual meeting will be voted as directed. If no direction is made, the proxy will be voted "FOR" any proposal for which no direction is indicated. Although a stockholder may have submitted a proxy, such stockholder may vote in person at the annual meeting if he or she desires. A stockholder voting by means of the enclosed proxy card has the power to revoke it at any time before it is exercised by delivering a written notice of revocation or a duly executed proxy bearing a later date to the corporate secretary of the Company at the address of the Company set forth above or by attending the annual meeting and voting in person. Attendance at the annual meeting will not in and of itself constitute revocation of a proxy.

As of the close of business on March 24, 1995, the record date for the determination of stockholders entitled to vote at the annual meeting, there were 34,506,708 shares of Kemper Corporation $5.00 par value common stock issued and outstanding. Each share of common stock issued and outstanding on the record date entitles the holder to one vote on each matter to be acted upon at the annual meeting. The presence in person or by proxy of a majority of the outstanding shares of common stock will constitute a quorum for the transaction of business at the annual meeting.

As of March 24, 1995, the following were the only persons known to management who may be deemed to beneficially own more than 5 percent of the Company's outstanding voting securities:

                                                               AMOUNT AND
                                                                 NATURE
                                                                   OF                 PERCENT
  TITLE OF                     NAME AND ADDRESS                BENEFICIAL              OF
    CLASS                    OF BENEFICIAL OWNER               OWNERSHIP              CLASS(a)
-------------    ------------------------------------        --------------           -----
Common Stock     Franklin Resources, Inc.                         3,004,044(b)          8.7%
($5 par          777 Mariners Island Blvd.
  value)         P.O. Box 7777
                 San Mateo, California 94403-7777
Common Stock     Southeastern Asset Management, Inc.              2,242,720(c)          6.5%
($5 par          860 Ridgelake Boulevard
  value)         Memphis, Tennessee 38120

---------------

(a) Based on the number of shares of Kemper Corporation common stock outstanding on March 24, 1995 and an assumption that share totals beneficially owned have remained equal to those last reported to the Company.

(b) Franklin Resources, Inc. has reported that, at December 31, 1994, it or its investment advisory subsidiaries had sole voting power as to 2,821,444 shares, shared voting power as to 182,600 shares, sole dispositive power as to no shares and shared dispositive power as to 3,004,044 shares.

(c) Southeastern Asset Management, Inc. has reported that, at December 31, 1994 and as an investment advisor to various discretionary and non-discretionary accounts of its clients, it had sole voting power as to 1,696,720 shares, shared voting power as to 500,000 shares, no voting power as to 46,000 shares, sole dispositive power as to 1,742,720 shares and shared dispositive power as to 500,000 shares.

ELECTION OF DIRECTORS

The Company's Second Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides that the Board of Directors shall be divided as nearly as possible among three equal classes which are designated as Class I, II or III, with each class serving for a three-year term of office. Any person elected to fill a vacancy or a newly-created directorship holds office for the remainder of the full term of the class to which such person is elected.

On March 16, 1995, the Board of Directors nominated J. Reed Coleman, Raymond F. Farley, Richard D. Nordman and Stephen B. Timbers, the current Class I directors, to stand for re-election at the annual meeting and, if elected, to hold office until the 1998 Annual Meeting of Stockholders of the Company.

Also on March 16, 1995, the Company's Board of Directors, on the recommendation of its Nominating Committee, reduced the number of members of the Board of Directors to 11 in accordance with the Certificate of Incorporation. The Board of Directors agreed that reducing the size of the board was advisable, in lieu of filling a vacancy created by the February 1995 resignation of Charles M. Kierscht, previously a Class III director, due to the ongoing uncertainties with respect to the Company's future ownership in the context of the process to maximize stockholder value and thus the potentially abbreviated term of office any replacement director may be required to serve. Pending resolution of the Company's ownership situation, the Board of Directors does not presently contemplate any near-term changes in board size or composition.

The persons named on the enclosed proxy card (Peter B. Hamilton, George D. Kennedy and David B. Mathis) have agreed to represent stockholders submitting properly executed proxy cards and to vote for the election of the four nominees listed herein, unless otherwise directed by the authority granted or withheld on the proxy cards. Although the Board of Directors has no reason to believe that any of the nominees will be unable to serve as directors, if any one or more of the nominees shall not be available for election, the persons named on the proxy card have agreed to vote for the election of such other nominees as may be proposed by the Board of Directors. The names of the four nominees for election at this annual meeting, the names of the directors whose terms continue after the meeting and the principal occupations of all such persons during the past five years are as follows:

NOMINEES TO BE ELECTED FOR TERMS EXPIRING AT THE 1998 ANNUAL MEETING (CLASS I):
J. Reed Coleman                                                    Age 61
  Chairman of the Board of Madison-Kipp Corporation, Madison, WI   Director since 1968
  (manufacturer of precision components serving the automotive and durable goods industries). Director of the Kemper National
  Insurance Companies, Lunar Corp., Madison-Kipp Corporation,
  NIBCO, Inc., Regal-Beloit Corporation and Xeruca Corporation.

Raymond F. Farley                                                  Age 70
  Corporate Director. Prior to January 1990, President and Chief   Director since 1983
  Executive Officer of S.C. Johnson & Son, Inc., Racine, WI
  (manufacturer of household and commercial cleaners, wax,
  insecticides and personal care products). Director of Hartmarx
  Corporation, Johnson International, Inc., Johnson Worldwide
  Associates and Snap-On Incorporated.

Richard D. Nordman                                                 Age 48
  President and Chief Operating Officer of Lawter International,   Director since 1989
  Inc., Northbrook, IL (manufacturer of products for the graphic arts, adhesives and coatings industries). Director of Lawter
  International, Inc.

Stephen B. Timbers                                                 Age 50
  President and Chief Operating Officer of Kemper Corporation      Director since 1992
  since September 1992; Chief Investment Officer of Kemper
  Corporation from May 1991 until May 1993. Chairman of the
  Board, President and Chief Executive Officer of Kemper
  Financial Companies, Inc. ("KFC") since March 1995. Chairman and Chief Executive Officer of Kemper Financial Services, Inc.
  ("KFS") since February 1995; prior thereto, Senior Executive
  Vice President and Chief Investment Officer of KFS until
  November 1993. President and trustee of the registered
  investment companies managed by KFS. Director of KFC, several other Company subsidiaries, Gillett Holdings, Inc. and LTV
  Corporation.


DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 1996 ANNUAL MEETING (CLASS III):
John H. Fitzpatrick                                                Age 38
  Executive Vice President and Chief Financial Officer of Kemper   Director since 1990
  Corporation since May 1993; prior thereto, Senior Vice
  President and Chief Financial Officer from May 1990; prior thereto, Vice President. Executive Vice President and Chief
  Financial Officer of KFC since January 1994. Director of KFC and several other Company subsidiaries.

Peter B. Hamilton                                                  Age 48
  Vice President and Chief Financial Officer of Cummins Engine     Director since 1992
  Company, Inc., Columbus, IN (manufacturer of diesel engines and related products). Director of various corporations that are wholly-owned by Cummins Engine Company, Inc.

Daniel R. Toll                                                     Age 67
  Corporate and civic director. Director of Brown Group, Inc.,     Director since 1986
  A.P. Green Industries, Inc., Mallinckrodt Group Inc., the
  Kemper National Insurance Companies, Lincoln National
  Convertible Securities Fund, Inc., Lincoln National Income
  Fund, Inc. and NICOR, Inc.


DIRECTORS CONTINUING IN OFFICE WITH TERMS EXPIRING AT THE 1997 ANNUAL MEETING (CLASS II):
John T. Chain Jr.                                                  Age 60
  Executive Vice President, Burlington Northern Railroad Co.,      Director since 1991
  Fort Worth, TX (transportation) since January 1991; prior
  thereto, Commander in Chief, Strategic Air Command, and
  Director, Joint Strategic Target Planning Staff. Director of
  Northrop Corporation, RJR Nabisco Holdings and various
  subsidiaries of Burlington Northern Railroad Co.

George D. Kennedy                                                  Age 68
  Corporate Director. Prior to November 1994, Chairman of          Director since 1982
  Mallinckrodt Group Inc. (formerly, IMCERA Group, Inc.),
  Mundelein, IL (mining, manufacturing). Director of American
  National Can Company, Brunswick Corporation, Illinois Tool
  Works, Inc., the Kemper National Insurance Companies, Scotsman
  Industries, Inc. and Stone Container Corp.

David B. Mathis                                                    Age 56
  Chairman of the Board and Chief Executive Officer of Kemper      Director since 1989
  Corporation since February 1992; prior thereto, President and
  Chief Operating Officer from May 1990 to September 1992; prior thereto, Executive Vice President. Director of IMC Global Inc.,
  KFC and several other Company subsidiaries, and trustee of the registered investment companies managed by KFS.

Kenneth A. Randall                                                 Age 67
  Corporate Director. Director of Dominion Resources, Inc.,        Director since 1981
  Dominion Energy, Inc., Enron/Dominion Cogen Corporation and
  Prime Retail, Inc., and trustee of the principal Oppenheimer mutual funds.

Messrs. Chain, Coleman, Farley, Hamilton, Kennedy, Mathis, Nordman, Randall and Toll are presently directors of Fidelity Life Association, a Company-affiliated mutual life insurance company ("FLA").

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table shows the shares of Kemper Corporation common stock beneficially owned as of February 1, 1995 by the directors, nominees and other persons within the group of five most highly-compensated executive officers of the Company during 1994, and by all directors, nominees and the executive officers of the Company as a group:

                                         SHARES OF $5 PAR VALUE COMMON              PERCENT
            NAME OF BENEFICIAL OWNER        STOCK BENEFICIALLY OWNED                OF CLASS
        -----------------------------    ------------------------------             --------
        John T. Chain Jr.                               8,000(1)                        *
        J. Reed Coleman                             1,518,098(1)(3)(4)(5)              4.4%
        Raymond F. Farley                               8,750(1)                        *
        John H. Fitzpatrick                           145,845(2)(5)                     *
        Peter B. Hamilton                               7,000(1)                        *
        George D. Kennedy                           1,500,098(1)(4)                    4.3%
        David B. Mathis                               300,156(2)                        *
        Richard D. Nordman                              9,000(1)                        *
        Kenneth A. Randall                              9,701(1)                        *
        Stephen B. Timbers                             99,000(2)                        *
        Daniel R. Toll                              1,501,098(1)(4)                    4.4%
        James R. Boris                                 51,409(2)(5)                     *
        Robert T. Jackson(6)                           51,762(2)(5)                     *
        Charles M. Kierscht(6)                         84,160(2)(7)                     *
        Directors, nominees and executive
          officers as a group (19
          persons, including the above)             2,596,505(2)(4)                    7.5%

-------------------------
 *  Less than 1% of the shares outstanding on March 24, 1995.

(1) Includes 8,000 shares which each of Messrs. Coleman, Farley, Kennedy, Nordman, Randall and Toll, 7,000 shares which General Chain, and 6,000 shares which Mr. Hamilton, can acquire under stock options granted pursuant to the Kemper Corporation Non-Management Director Stock Option Plan.

     All of such options became exercisable in full when the approval in June 1994 of a merger agreement among the Company, Conseco, Inc., an Indiana corporation ("Conseco"), and a wholly owned subsidiary of Conseco, pursuant to which the Company would have been acquired by Conseco (the "Conseco Merger Agreement"), activated certain "change of control" accelera-tion provisions under such plan. The directors as a group can thus presently acquire 61,000 shares under these stock options. The Conseco Merger Agreement was terminated, with the mutual consent of the parties, in November 1994.

(2) Includes the following number of shares which the following persons or group have the right to acquire pursuant to stock options granted under the Kemper Corporation 1982 Incentive Stock Option Plan, 1985 Amended Stock Option Plan or 1990 Stock Option Plan: Mr. Fitzpatrick, 132,540 shares; Mr. Mathis, 256,765 shares; Mr. Timbers, 91,000 shares; Mr. Boris, 43,218 shares; Mr. Jackson, 43,757 shares; Mr. Kierscht, 63,680 shares; and all directors and executive officers as a group, 886,285 shares. All of such options became exercisable in full in connection with the approval of the Conseco Merger Agreement in June 1994.

(3) Excludes 6,592 shares held in several trusts created by Lumbermens Mutual Casualty Company ("Lumbermens"), principal company of the Kemper National Insurance Companies, for the prospective retirement benefit of certain Lumbermens officers. As a member of the distribution committee of these trusts, Mr. Coleman presently shares voting and investment power over, but disclaims beneficial ownership of, such shares.

(4) Includes 1,492,098 shares held by Lumbermens, the James S. Kemper Foundation, American Manufacturers Mutual Insurance Company ("AMM"), another of the Kemper National Insurance Companies, and several trusts established for the benefit of Lumbermens' officers which certain of the Company's directors, to the extent they are also members of Lumbermens' or AMM's boards of directors, or trustees of the foundation, could be deemed to control either through voting or dispositive power. Such directors disclaim beneficial ownership of such shares.

(5) Includes shares owned by or for the benefit of the spouse, minor children or other relatives of the director, nominee or executive officer.

(6) In February 1995, Mr. Kierscht resigned from the Company's Board of Directors, as well as his positions as a Company executive officer and his various subsidiary capacities, and Mr. Jackson resigned as a Company executive officer as well as his various subsidiary positions.

(7) At the date of his resignation, Mr. Kierscht beneficially held stock and other forms of equity interests in KFC, a publicly-reporting subsidiary of the Company, all of which are now subject to mandatory redemption in accordance with their respective terms due to his employment termination. Given the present estimate of the year-end 1995 KFC formula price upon which any mandatory redemption payments to Mr. Kierscht would be based, it is unlikely he will be entitled to receive any appreciation amounts pertaining to his KFC interests.

     Also see COMPENSATION OF EXECUTIVE OFFICERS later in this proxy statement.

COMMITTEES OF THE BOARD OF DIRECTORS

The Company has a five-member Executive Committee presently consisting of Messrs. Mathis (chairman), Chain, Farley, Kennedy and Timbers. The function of the committee is to exercise the authority of the Board of Directors in the management of the business and the affairs of the Company as necessary and appropriate during the interim between meetings of the full board.

The Company has an Audit Committee composed of three non-management directors. (A non-management director is one other than a present or past officer of the Company or of any affiliate thereof.) Members currently serving on the committee are Messrs. Coleman (chairman), Hamilton and Nordman. This committee oversees the selection and retention of an independent auditor and has responsibility for the content and oversight of the Company's audit program, including review of the effectiveness of corporate accounting and financial practices and the adequacy of internal controls.

The Investment Committee of the Company currently consists of three non-management directors: Messrs. Randall (chairman), Farley and Toll. The function of the committee is to exercise the authority of the Board of Directors principally in connection with the supervision of investment policies and performance of the Company's life insurance subsidiaries' portfolios, including the related activities of KFS, investment adviser to the portfolios. Investments made under the committee's general guidelines are approved by the respective investment committees and boards of directors of the Company's life insurance subsidiaries.

The Corporate Public Policy Committee of the Company presently consists of three non-management directors: Messrs. Chain (chairman), Kennedy and Randall. The committee is responsible for review of corporate policies with respect to corporate responsibility, legislative and regulatory matters and industry and consumer relations. Commencing in 1994, the Corporate Public Policy Committee maintains a regular subcommittee on Intercompany Conflicts, Accountability and Relationships. The subcommittee will scrutinize, evaluate, avoid where possible and resolve conflicts of interest among the Company or its subsidiaries and those companies within the organization whose ownership constituencies and interests are distinct from those of the Company and its stockholders; explore the equities and ethical considerations applicable to intercompany dealings; and review procedures and activities of management dealing with individual and intercompany conflicts of interest. Mr. Kennedy is the representative of the Company at subcommittee meetings, Mr. Randall represents FLA, and Mr. Timbers will be the invited representative of KFC.

The Committee on Compensation and Organization is currently comprised of three non-management directors: Messrs. Kennedy (chairman), Chain and Farley. The committee is responsible for reviewing with management (1) the overall objectives, structure, cost and administration of the Company's compensation and benefit programs, (2) executive management's performance and (3) officer succession plans.

The Nominating Committee of the Company is composed of all non-management directors not standing for re-election within one year and not serving on the Executive Committee, except for the chairman who is appointed by the Board of Directors. Members currently serving on the committee are Messrs. Toll (chairman), Hamilton and Randall. The committee has the responsibility of recommending nominees to the full board to fill directorships which expire at the annual meeting of stockholders, board vacancies and newly-created directorships. Any stockholder who wishes to have the committee consider a candidate should submit in writing the name of the candidate along with any biographical or other relevant information regarding the qualifications of such individual and the written consent of the proposed candidate to serve if nominated and elected. Such recommendations should be addressed to the Chairman of the Nominating Committee, in care of the corporate secretary of the Company, at the address appearing on the first page of this proxy statement.

During 1994, 22 Board meetings, 7 Executive Committee meetings, 6 Audit Committee meetings, 2 Investment Committee meetings, 2 Corporate Public Policy Committee meetings (including a meeting of the subcommittee on Intercompany Conflicts, Accountability and Relationships), 12 Committee on Compensation and Organization meetings and 3 Nominating Committee meetings were held.

COMPENSATION OF EXECUTIVE OFFICERS

                           SUMMARY COMPENSATION TABLE

                                                                  LONG-TERM COMPENSATION
                                      ANNUAL COMPENSATION                  AWARDS
                               ---------------------------------  ------------------------
         NAME                                          OTHER      RESTRICTED      STOCK
          AND                                          ANNUAL       STOCK       UNDERLYING   ALL OTHER
       PRINCIPAL                                      COMPEN-       AWARDS       OPTIONS      COMPEN-
       POSITION          YEAR  SALARY($)  BONUS($)  SATION($)(2)    ($)(3)         (#)      SATION($)(4)
----------------------- ------ ---------  --------  ------------  ----------    ----------  ------------
David B. Mathis,          1994 $ 594,167  $875,000   $ 1,704,375   $ 533,600(5)    28,300    $ 1,125,017
  Chairman of the Board   1993   531,308   960,000       193,357     560,625(5)    45,000        111,811
  and Chief Executive     1992   473,846   360,000       167,658     131,250       15,000         24,219
  Officer
Stephen B. Timbers,       1994   483,333   700,000       493,885     452,400(5)    31,000        544,215(6)
  President and Chief     1993   448,269   816,000        25,508     560,625(5)    40,000        143,455
  Operating Officer       1992   412,500   500,000         7,706     110,250       10,000        106,789

Charles M. Kierscht,      1994   462,500   450,000       482,444     232,000(5)    17,413        213,157
  Executive Vice          1993   440,000   412,000        17,980     149,500(5)    20,867        188,398
  President(1)            1992   400,000   650,000        10,629     110,250       10,000        115,648

James R. Boris,           1994   440,000   300,000       367,418     220,400(5)    11,000        369,671(6)
  Executive Vice          1993   400,000   800,000        25,974     119,600(5)    15,218        608,114
  President               1992   400,000     --           22,345      84,000        9,000          3,286

Robert T. Jackson,        1994   342,500   360,000       367,285     156,600(5)     8,700        153,319(6)
  Executive Vice          1993   322,500   270,000        12,457     104,650(5)    15,457        130,755
  President(1)            1992   310,000   434,000        10,548      70,875        8,100         83,769

---------------

(1) Resigned in February 1995.

(2) The amounts disclosed in this column include:

     (a) Compensation income reported in 1994 of $1,657,125, in 1993 of $145,625 and in 1992 of $132,750 for Mr. Mathis based on the market value on the vesting date of restricted stock awarded in 1990 through 1992, and in 1988 and 1987, respectively, under the Kemper Corporation Senior Executive Long-Term Incentive Plan and the Kemper Corporation 1989 Senior Executive Long-Term Incentive Plan. See footnote (3) below for further detail respecting the vested restricted stock.

         Compensation income reported in 1994 of $460,313 for both Messrs. Timbers and Kierscht and $349,838 for both Messrs. Boris and Jackson based on the market value on the vesting date of restricted stock awarded in 1991 and 1992 under the Kemper Corporation 1989 Senior Executive Long-Term Incentive Plan. See footnote (3) below for further detail respecting the vested restricted stock.

     (b) Compensation amounts paid to each of the named executive officers as non-preferential dividend equivalents on shares of restricted stock awarded at various times.

     (c) The taxable benefits from personal use of an employer-provided automobile and certain estate planning services the Company facilitates for its executives, both adjusted for the related tax expense.

(3) The values shown are based on the closing price for the Company's common stock on the date any restricted stock was awarded applied to the number of award shares. A five-year restriction period on transfers or other dispositions applied to all awards of restricted stock when made. All shares reflected in the table which were awarded in 1992 vested in full when the approval of the Conseco Merger Agreement in June 1994 activated certain "change of control" acceleration provisions under the Kemper Corporation 1989 Senior Executive Long-Term Incentive Plan. See footnote (5) below for further information respecting the subsequent cancellation of the shares of restricted stock awarded in 1993 and 1994.

     In June 1994, Mr. Mathis vested in an aggregate 27,000 shares, Messrs. Timbers and Kierscht both vested in an aggregate 7,500 shares, and Messrs. Boris and Jackson both vested in an aggregate 5,700 shares.

     Until the shares of restricted stock granted in 1992 or earlier vested, dividend equivalents, calculated based on the amount of the per share dividend declared and paid on the Company's common stock, were paid as additional compensation income to the named individuals when dividends were paid to the Company's stockholders. Participants were also entitled to settle their tax obligations on the vesting of restricted shares by utilizing a portion of the award shares.

     Due to the June 1994 vesting of all outstanding shares of restricted stock granted in 1992 or earlier and the cancellation of shares awarded in 1993 and 1994, no shares of restricted stock were held by any of the named executive officers at December 31, 1994.

(4) The amounts disclosed in this column include:

     (a) The amounts of employer contributions and forfeitures allocated to the accounts of the named persons under profit sharing plans maintained by the Company, in the case of Messrs. Mathis, Timbers and Boris, or by KFS in the case of Mr. Kierscht and Jackson, or under supplemental plans maintained by both employers to provide benefits in excess of applicable ERISA limitations.

         Effective with the 1994 plan year, the Company and KFS adopted uniform profit sharing provisions providing for a 50 percent match of the first 5 percent of participants' elective 401(k) contributions; a discretionary year-end profit contribution of up to 7 1/2 percent of eligible annual compensation based on the Company's level of attainment of profit objectives; and a basic contribution of 5 percent of annual compensation (to a separate money purchase pension plan account) for eligible employees who continue employment through the end of each calendar year. Under both the Company and the KFS profit sharing plans, annual compensation which is attributable to restricted stock vesting or stock option exercise is not taken into account for employer contributions.
         In 1994, a total of $233,125 was allocated to Mr. Mathis' profit sharing account, and $326,045, $145,644, $172,366 and $102,009 were allocated to the accounts of Messrs. Timbers, Kierscht, Boris and Jackson, respectively. Mr. Timbers participated in the KFS profit sharing plan until January 1, 1993, and his continued employment with the Company vested additional amounts of employer contributions and forfeitures to his KFS plan account in 1994 (included in his preceding total). Mr. Boris commenced participation in the Company's profit sharing plan on January 1, 1994. Mr. Boris previously participated in the Kemper Securities, Inc. ("KSI") profit sharing plan and participated in the KFS plan until 1992. Mr. Boris also vested in additional amounts under the KFS plan in 1994 (included in his preceding total).

     (b) Distributions from the Company's supplemental plan. The Company's supplemental plan provides for an accelerated lump sum distribution of vested amounts credited to that plan which are attributable to the Company's profit sharing plan upon a "change of control". The approval of the Conseco Merger Agreement in June 1994 constituted such a "change of control" under this plan. In third quarter 1994, distributions of $648,847, $150,657 and $145,995 were made to Messrs. Mathis, Timbers and Boris, respectively. These distribution totals included sums earlier contributed by the executives over their years of plan participation, together with employer contributions, as well as investment returns on both types of contributions. The approval of the Conseco Merger Agreement triggered creation of an irrevocable "rabbi trust" for amounts payable under the KFS profit sharing plan but no distributions were required until consummation of the transaction. As such, Messrs. Kierscht and Jackson did not receive any plan distributions in 1994.

     (c) Amounts representing a portion of the executives' income tax payments arising from the June 1994 vesting of shares of restricted stock due to the approval of the Conseco Merger Agreement. The Committee on Compensation and Organization of the Board of Directors (the "Committee") authorized such payments to 16 senior executives of the Company either precluded under pertinent securities law limitations or discouraged as a matter of appearance from subsequently selling their vested shares of restricted stock prior to the closing of the then-planned Conseco merger transaction. The executives' tax liabilities were based on the $61.375 fair market value of the restricted stock on the vesting date. The Company's payments to the executives were derived from a formula based on certain relative stock values but approximated one-third of the executives' total income tax liabilities from the imputed income on vesting. Mr. Mathis received $243,045, Messrs. Timbers and Kierscht both received $67,513, and Messrs. Boris and Jackson both received $51,310 under this tax liability payment arrangement.

     (d) $600,000 earned by Mr. Boris in 1993 under special contractual arrangements extended to the senior management team of KSI to ensure management retention and encourage dedication to maintaining organizational stability during the pendency of discussions regarding the possible sale of KSI. The amount paid reflects KSI's achievement of its maximum earnings goal for 1993 as well as the nonpayment of any incentive bonus award for 1992.

(5) Pursuant to the Conseco Merger Agreement, the restricted stock awards shown in the table for 1993 and 1994 were cancelled. To replace these awards, on June 30, 1994, the Committee, under the Kemper Corporation Bonus Restoration Plan and in its sole discretion, granted cash awards to the named executive officers and other affected executives entitling each of them to receive an amount in cash immediately prior to the effective time of the then-planned Conseco merger equal to the product of the number of shares of restricted stock previously granted to such individual under the 1993 Senior Executive Long-Term Incentive Plan multiplied by the consideration payable in the merger. As a result of the termination of the Conseco Merger Agreement, no cash awards were paid pursuant to the Kemper Corporation Bonus Restoration Plan.

    In January 1995, the Board of Directors, upon the advice of the Committee, approved the adoption of the Kemper Corporation 1995 Executive Incentive Plan under which active employee holders of the previously cancelled shares of restricted stock were granted phantom stock units by the Committee equal to the number of shares cancelled plus an added amount representing 20% of the aggregate cancelled shares. The 20% supplement was awarded in recognition of the imposition of new vesting periods on the phantom awards (to the extent the restricted stock held prior to cancellation would otherwise have vested in June 1994 had stockholder approval of the affected restricted stock plan been obtained as earlier anticipated).

    The phantom stock units associated with cancelled shares of restricted stock originally awarded in 1993, as supplemented, will vest on December 31, 1995 and entitle the holders to a cash payment (net of any required tax withholding) determined by the value of Kemper Corporation's common stock based on an average trading range to December 31, 1995, and those phantom stock units associated with the cancelled restricted stock originally awarded in 1994 will similarly vest and be paid on December 31, 1996, subject to ongoing employment to the respective vesting dates. Notwithstanding these vesting provisions, the phantom stock units will earlier vest and entitle payment on the consummation of a "change of control" of Kemper Corporation or on the date of closing any divestiture transaction affecting a subsidiary or business unit employing the holder, based on a then-applicable Kemper Corporation common stock value and also subject to ongoing employment to the pertinent early vesting date. Dividend equivalents are payable to holders of the phantom stock units as compensation income when and as dividends are paid on the Company's outstanding common stock and the Executive Incentive Plan provides for standard anti-dilution adjustments.

    Phantom units awarded to the named executive officers subject to vesting December 31, 1995 and December 31, 1996, respectively, were: Mr. Mathis, 18,000 and 11,040 phantom units, Mr. Timbers, 18,000 and 9,360 phantom units and Mr. Boris, 3,840 and 4,560 phantom units. The phantom units awarded Messrs. Kierscht and Jackson were forfeited due to their February 1995 resignations.

(6) Messrs. Timbers, Boris and Jackson each owned various KFC securities interests which became subject to mandatory redemption or lapsed when their employment with a KFC subsidiary terminated upon commencement of employment by the Company. During a period extending to December 31, 2001, Messrs. Timbers and Boris will, subject to continued employment by the Company or one of its subsidiaries, be eligible to elect to receive phantom compensation amounts from the Company based on the future appreciation, if any, which may pertain to the interests in KFC securities each previously owned. Mr. Jackson's rights to any such phantom compensation amounts were fixed due to his February 1995 resignation date. Given the present estimates of the year-end 1995 KFC formula price upon which any such phantom compensation would be based, it is unlikely he will be entitled to receive any such phantom appreciation payment. No phantom compensation amounts were paid during any of the years reported in the table.

                             OPTION GRANTS IN 1994

                                                                                          POTENTIAL
                              INDIVIDUAL GRANTS                                      REALIZABLE VALUE OF
------------------------------------------------------------------------------          ASSUMED ANNUAL
                   NUMBER        % OF TOTAL                                          RATES OF STOCK PRICE
                  OF SHARES       OPTIONS                                                APPRECIATION
                 UNDERLYING      GRANTED TO    EXERCISE OR                            FOR OPTION TERM(5)
                   OPTIONS      EMPLOYEES IN   BASE PRICE       EXPIRATION      ------------------------------
      NAME      GRANTED(#)(1)  FISCAL YEAR(2)   ($/SH)(3)         DATE(4)           5%($)           10%($)
-----------------------------  --------------  -----------   -----------------  --------------  --------------
David B.
  Mathis            28,300          2.3%         $ 58.00      April 11, 2004    $    1,032,260  $    2,615,965
Stephen B.
  Timbers           31,000          2.5%         $ 58.00      April 11, 2004         1,130,744       2,865,545
Charles M.           4,913           .4%         $ 41.00     February 14, 2004         126,679         321,032
  Kierscht          12,500          1.0%          $58.00      April 11, 2004           455,945       1,155,462
James R.
  Boris             11,000           .9%         $ 58.00      April 11, 2004           401,232       1,016,806
Robert T.
  Jackson            8,700           .7%         $ 58.00      April 11, 2004           317,338         804,201
All common
 stockholders(6)         --           --         $ 58.00            --           1,255,399,068   3,181,446,215

---------------

(1) Each of the options reflected in the table, when granted, were subject to installment vesting provisions whereby only a portion of the underlying stock would become eligible for exercise on successive anniversaries of the date of grant. However, such options became exercisable in full in connection with the approval of the Conseco Merger Agreement in June 1994.

(2) Based on 1,255,437 shares, the total number of shares under options granted in 1994. This total includes 338,577 shares under options granted on February 14, 1994 to subsidiary employee holders of KFC debentures and 309,960 shares under options granted on April 11, 1994 to employees of KSI under special incentive award programs. Of the named executive officers, only Mr. Kierscht participated in these special incentive awards, as a holder of KFC debentures.

(3) The option exercise price assigned by the Committee was the last sale price for Kemper Corporation common stock on the date of the respective grants.

(4) The options disclosed in the preceding table contain a "reload" feature which entitles an optionee who, within the first eight years after the date the option was granted, pays all or any portion of the exercise price of an option with shares of Company common stock to receive a new non-qualified stock option to purchase a number of shares equal to the number of shares of common stock tendered in payment. The new option will have an exercise price equal to the fair market value of the common stock on the date of such exercise by payment in shares, and is only exercisable as long as the optionee continues to hold the shares issued on exercise of the initial option. The new option would vest in installments identical to those first applying to the option exercised. In no event, however, can any new option granted under the "reload" feature be exercised beyond the ten-year term of the initial option exercised.

(5) The assumed annual rates of stock price appreciation are prescribed in the proxy rules and should not be construed to forecast any future appreciation in the market price for the Company's common stock.

(6) The potential realizable value for all Company stockholders is based on 34,417,484 shares of Kemper Corporation common stock outstanding at December 31, 1994 and the ten-year term of the stock options granted during 1994.

                      AGGREGATED OPTION EXERCISES IN 1994
                       AND OPTION VALUES AT YEAR-END 1994

                                                                        NUMBER OF        VALUE OF UNEXERCISED
                                                                       UNEXERCISED           IN-THE-MONEY
                                                                         OPTIONS              OPTIONS AT
                                                                      AT FY-END(#)           FY-END($)(2)
                                 SHARES ACQUIRED        VALUE         EXERCISABLE/           EXERCISABLE/
             NAME                ON EXERCISE(#)     REALIZED($)(1)    UNEXERCISABLE         UNEXERCISABLE
-------------------------------------------------------------------------------------------------------------
David B. Mathis                       6,000(3)         $288,000         256,765/0(4)         $1,501,902/$0(4)
Stephen B. Timbers                       --                  --          91,000/0              $132,500/$0
Charles M. Kierscht                   6,000(3)         $149,250          63,680/0(4)           $232,859/$0(4)
James R. Boris                           --                  --          43,218/0              $117,625/$0
Robert T. Jackson                        --                  --          43,757/0(4)           $138,290/$0(4)

---------------

(1) Based on the last sale price of Kemper Corporation common stock on the exercise date over the exercise price.

(2) Based on the last sale price of $37.875 at December 31, 1994 over the exercise price, if less.

(3) Messrs. Mathis and Kierscht exercised options which would have expired, if unexercised, in August 1994 at the end of the ten-year term of the options.

(4) Where needed, the figures are adjusted to reflect the 3-for-1 stock split in June 1986.

TERMINATION PROTECTION AGREEMENTS

The Company and 13 senior executives (the "Executives"), including the five named executive officers, have entered into agreements (the "Agreements") dated March 18, 1994 intended to encourage the Executives to remain with the Company during periods of uncertainty with respect to the Company's ownership and to enhance their abilities to act in the best interests of the Company and its stockholders with respect to any offer for the Company, without being influenced by any uncertainties surrounding their respective situations with the Company.

If effective on the date of a "Change of Control" of the Company, the Agreements remain in effect for three years or such longer period as is necessary to give effect to their terms. "Change of Control" is defined under the Agreements in the same manner as under the Company's existing stock option and restricted stock plans, and the approval of the Conseco Merger Agreement in June 1994 constituted a Change of Control under the Agreements.

Under the Agreements, an Executive would receive severance benefits if the Company were to terminate his or her employment with the Company without Cause (defined below) or if the Executive were to resign for Good Reason (defined below) either within three years after a Change of Control or prior to a Change of Control at the request of the acquiror. Such severance benefits would be: (i) a payment equal to three times the sum of the Executive's base salary, target bonus and target equity awards (i.e., the value of the Executive's target awards of options and restricted stock under the Company's long-term equity award programs); (ii) a payment equal to three times the Executive's target profit sharing contribution from the Company, reduced for each month of service after the Change of Control; (iii) payment of a pro-rata portion of the Executive's target bonus for the year of termination; (iv) continued welfare benefits for three years (or, if shorter, until the Executive becomes covered under a new employer's plan); (v) payment of any accrued but unpaid bonuses (for prior years) and any deferred compensation; (vi) three years additional age and service credit towards eligibility for post-retirement welfare benefits (offset by additional age and participation actually credited after the Change of Control); (vii) acceleration of vesting under the Company's supplemental retirement plans, payment of the Executive's accrued benefit under these plans and, to the extent the Executive is entitled to a benefit under the defined benefit portion of any of these plans, three years additional age and service credit towards eligibility for all purposes, including benefit accrual and eligibility for early retirement (offset by additional age and service actually credited after the Change of Control); and (viii) reimbursement for outplacement counseling services. Any severance benefits payable are grossed up to the extent an Executive would be subject to an excise tax under Section 4999 of the Internal Revenue Code due to the receipt thereof. The Agreements preserve any applicable Change of Control provisions under other agreements or arrangements, such as the Company's equity-based compensation programs. They also preserve the Executive's indemnification rights, require the Company to maintain certain directors' and officers' liability insurance coverage and impose certain confidentiality obligations on the Executive.

Cause is defined generally as (i) willful malfeasance which has a material adverse effect on the Company; or (ii) conviction of a felony. As to any Executive, Good Reason is defined to be any of the following actions, without the Executive's express prior written approval, other than due to the Executive's permanent disability or death: (i) any diminution in the Executive's titles, duties, responsibilities, status or reporting relationship from the positions, duties, responsibilities, status or reporting relationship existing immediately prior to the Change of Control; (ii) removal of the Executive from, or any failure to re-elect the Executive to, any of the positions the Executive holds immediately prior to the Change of Control; (iii) failure to pay the Executive's base salary when due; (iv) any reduction of the Executive's base salary, target bonus or target equity award; (v) a material reduction in the Executive's employee or fringe benefits; (vi) a change of the Executive's principal place of employment to a location more than 20 miles from the Executive's principal place of employment immediately prior to the Change of Control; or (vii) any material breach of any provision of the Agreement.

Three of the Executives, including Messrs. Kierscht and Jackson, demanded payment under their respective Agreements in connection with their resignations from the Company in February 1995, which resignations the Executives claimed were for Good Reason. The Company rejected the Executives' demands and has commenced an arbitration proceeding seeking damages and other relief from the Executives, including a declaration that no amounts are payable by the Company under these Executives' Agreements.

RETIREMENT PLAN

Two of the named executive officers, Mr. Mathis and Mr. Timbers, have participated in the Kemper Corporation Retirement Plan (the "Retirement Plan"), a qualified defined benefit plan, and the Company's supplemental retirement plan (the "SRP"), a nonqualified plan providing benefits in excess of ERISA limitations. The Company terminated the Retirement Plan and the SRP effective December 14, 1994, and all benefit accruals ceased as of November 30, 1994. As of the termination date and assuming 100% joint and survivor annuity elections, Mr. Mathis qualified for an annual benefit estimated at $294,770 to commence April 1, 2000, and Mr. Timbers qualified for an annual benefit estimated at $47,757 to commence August 1, 2006.

The annual benefit payable to Mr. Mathis was calculated based on a "final pay" formula taking into account years of service and average annual salary plus bonus for the 60 months preceding November 30, 1994. The Retirement Plan and the SRP provided, as an alternative to the final pay formula, a "career average" formula if the latter would have provided a greater benefit. The annual benefit payable to Mr. Timbers was calculated under the alternative career average benefit formula. This formula was based on compensation earned during each year of participation in the Retirement Plan and the SRP. For 1993, the first year of Mr. Timbers' participation, this formula credited 1.85 percent of Mr. Timbers' first $10,000 of eligible compensation plus 2.4 percent of additional eligible compensation. For 1994, this formula credited 3.45 percent of Mr. Timbers' first $10,000 of eligible compensation, plus 4 percent of additional eligible compensation, for the first nine months of the year. The percentages credited to all participants were increased in 1994, but applied only to a nine-month base, to facilitate the termination of the Retirement Plan while effectively crediting covered employment to the March 31, 1995 employment termination date anticipated to apply for most Company employees in the context of the then-pending Conseco merger. The benefits payable to Messrs. Mathis and Timbers begin at age 62 and are not subject to offset or reduction for social security or other items.

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following report and the performance graph on page 17 shall not be incorporated by reference into any such filings.

REPORT ON EXECUTIVE COMPENSATION OF THE COMMITTEE
ON COMPENSATION AND ORGANIZATION

COMPENSATION PHILOSOPHY

The Company's executive compensation program has traditionally been founded on certain guiding principles designed to align compensation with the Company's business strategy, performance and realization of stockholder value. At various points throughout this proxy statement or as relevant later in this report, the influence of the Company's process to maximize stockholder value in 1994 upon various components comprising the executive compensation program are noted. The Committee has endeavored to retain compensation elements based on these guiding principles while balancing a need to respond to the particular employee morale and retention issues the Company has faced during this protracted process in light of the uncertainties naturally engendered by such a process. Overall, the executive compensation program is designed to:

- Attract and retain key executives critical to the long-term success of the Company;

- Reinforce a common direction among the Company's distinct business units;

- Reward executives for long-term strategic management by delivering appropriate ownership interests in the Company;

- Support a performance-oriented environment that differentiates rewards based on contributions to business results;

- Integrate the compensation program with the Company's strategic planning and performance measurement process; and

- Provide competitive total compensation opportunities consistent with those of other leading diversified financial organizations.

Consistent with this policy, the Company has developed an overall compensation strategy and corresponding compensation plans that tie a significant portion of executive compensation to success in meeting specified performance goals as well as in building stockholder value. As an executive's level of responsibility increases, a greater portion of potential total compensation is based on performance incentives and long-term equity awards and less on salary and employee benefits, often causing greater variability in the individual's compensation level from year to year.

In evaluating competitor practices, the Company's various operating subsidiaries are compared with their specific industry peers while compensation elements for executive officers of the Company are measured against those of diversified financial companies. Each year, the Company has participated in several compensation studies to determine the competitiveness of its executive compensation program. The peer group used at the Company level consists of approximately twenty selected diversified financial companies providing a cross-section of the diversified financial services industry. The group evaluated provides a relevant competitive frame of reference for the major segments of the Company's business portfolio, including asset management, securities brokerage and life insurance. Specific peer group companies have also been selected on the basis of comparable asset size, business portfolio and corporate strategy, and represent the Company's most direct competitors for executive talent. Some of the companies comprising the Dow Jones Financial Services (Diversified) Peer Group are included within the industry peer group analyzed for compensation purposes. While peer group financial performance has not been directly analyzed, the influence of results on industry compensation practices generally can be expected to produce an indirect effect over time.

COMPENSATION VEHICLES

Traditionally, the key elements of the Company's executive compensation program have been base salary, annual incentive bonus and long-term equity awards.

Base Salaries

Base salary levels for the Company's executive officers and subsidiary officers have been normally positioned somewhat below those for comparable positions in competitor companies. In determining base salary levels and annual salary adjustments for executive officers, the Committee considers market compensation comparisons as well as the individual's performance and relative contribution to the organization. In the case of a head of a functional or operating unit, that unit's operating results have also generally been considered.

Annual Incentive Bonus Awards

The Company's executives have been eligible for an annual cash bonus. Goals have been established at the beginning of each year for the Company, and for each functional and operating unit, to provide the basis for achieving bonus awards. These include threshold, target and maximum performance goals which have been clearly linked with resultant bonus opportunities at each level.

Bonus award opportunities throughout the Company have been generally positioned above standard industry practices and have been contingent upon business results. As such, a greater portion of the executive's compensation is placed at risk and tied more directly to operating performance. Bonus awards for executives in a functional or operating unit have reflected results of the particular unit whereas consolidated results have been the primary basis for bonuses for the Company's officers and staff.

Long-Term Equity Awards

The Company's past practices respecting equity awards have been designed to foster significant ownership interests in the Company common stock for key executives, thereby promoting greater identity between the Company's management and its stockholders. Two types of awards have been granted to executive officers of the Company and its major functional and operating units as well as to other key employees:

Stock Options--a right to purchase shares of common stock over a ten-year period at the fair market value per share as of the date the option is granted; and

Restricted Stock Awards--shares of common stock which, when granted, provided that the recipient could not sell or otherwise dispose of the shares awarded until a requisite employment period had lapsed. As noted earlier in this proxy statement, the recent unavailability of restricted stock for awards led to the Company's implementation in early 1995 of a phantom interest program to replace earlier-cancelled shares of restricted stock. The Committee also anticipates potentially making larger stock option grants in 1995 in those cases where restricted stock awards otherwise would have been contemplated.

The Company's practices in granting options and restricted stock have been designed to provide opportunities fully competitive with those offered by other diversified financial companies. In establishing grant levels, the executive's responsibilities, past contributions to the Company and attainment of corporate and personal objectives, together with the practices of the same peer companies utilized for all aspects of the compensation program (verified by external surveys), have been evaluated closely. The Committee has considered the particular executive's accomplishments, as measured against preset three-year goals focused on creating longer term stockholder value, in determining the number of shares awarded. The measurement goals have been established for the Company as well as for each executive officer and generally include important strategic initiatives as measurement factors. Prior equity grants can and have influenced the Committee's determination of grant levels for a given period, particularly when evaluated against attainment of long-term performance objectives over the multi-year cycle of the overall compensation program.

Tax Deductibility

Generally, under normal circumstances, the Committee seeks to preserve all available tax deductions respecting each element of the Company's executive compensation program. Early in 1994, the Committee had proposed various measures designed to preserve the deductibility of the Company's annual incentive bonus awards and the compensation income realized on the vesting of its more recent awards of restricted stock pursuant to Section 162(m) of the Internal Revenue Code. Section 162(m), commencing from January 1, 1994, inhibits the ability of public companies to deduct compensation expense in excess of $1.0 million paid in any taxable year to a chief executive officer or any other person included within the five named executive officers identified by a company as among its highest paid executive officers for such year unless such compensation is sufficiently performance-based so as to continue to qualify for deduction.

Due to the advisability of eliminating various compensation-related uncertainties during the pendency of the then-planned Conseco merger, however, the Committee endorsed the vesting of various outstanding long-term equity awards as well as the provision of certain other payments. These measures, by fixing the right to receive these particular compensation elements, can preclude such forms of compensation from being considered performance-based within the meaning of Section 162(m). The Committee believes that, in the Company's present circumstances, any desire to attempt to preserve tax deductibility is far outweighed by the employee relations and business transition objectives supported by these measures. Section 162(m) will disallow the Company's deduction of a portion of the bonuses paid Messrs. Mathis and Timbers for their services in 1994. Most of the remaining elements of their compensation, however, such as those reported due to restricted stock vesting and dividends or as a result of the qualified plan distributions, are items grandfathered under
Section 162(m) and continue to be deductible to the same extent as prior to
Section 162(m)'s adoption.

COMPENSATION OF THE CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER

The Committee authorized an increase to Mr. Mathis' base salary effective February 1994 (from $530,000 to $600,000 per annum) to better position his salary level within the standard salary ranges employed by comparable organizations for their most senior executives having responsibilities similar to those of Mr. Mathis. During prior periods, Mr. Mathis' base salary had been at the lower end of such competitor ranges, reflecting his then fairly recent promotion to the position of chief executive officer of the Company.

Mr. Mathis' bonus for 1994 declined when compared to his 1993 bonus payment primarily because, while surpassing its blended targeted performance measures on an overall basis during 1994, the Company did not attain the same relative level of above-target achievement it had posted for 1993. The Company's 1994 operating earnings slightly lagged the targeted operating earnings goal (with the Committee endorsing the exclusion of previously unanticipated expenses related to the proxy contest and now-terminated merger from these calculations), but the Company exceeded its targeted level of administrative expense reduction.

Respecting the Company's objectives to increase the market price of the Company's common stock, both on an absolute basis as well as relative to the Standard & Poor's 500 Index, the stock's performance when compared to the S&P in 1994 qualified for the maximum performance-based compensation credit associated with this goal, while the absolute growth level, as calculated to year-end 1994, was somewhat below target. The Company's common stock had traded at substantially higher market prices during much of 1994, however, due to the influence of the proxy contest and then-pending Conseco Merger Agreement. The Committee did authorize a fairly modest supplement to Mr. Mathis' 1994 bonus amount as otherwise calculated under a strict application of the Company's performance measurement guidelines to recognize the exceptional challenges posed together with the particular efforts required during 1994 within the context of the process to maximize stockholder value.

In granting long-term equity awards in April 1994 to Mr. Mathis and each of the other named executive officers, the Committee considered the Company's accomplishments relative to pre-established goals during 1993 as well as throughout the three-year compensation plan cycle which was completed at year-end 1993. The Committee also included reconciling adjustments in the April awards granted where needed to align interim award levels, made earlier in the cycle, with the ultimate results achieved over the course of the entire three-year compensation cycle.

COMMITTEE ON COMPENSATION AND ORGANIZATION

The Company's Committee on Compensation and Organization is comprised of the following non-management directors:

George D. Kennedy (Chairman)
John T. Chain Jr.
Raymond F. Farley

KEMPER CORPORATION VERSUS SELECTED COMPOSITE INDICES

                      FIVE-YEAR CUMULATIVE TOTAL RETURN(1)
                                   1989-1994

                                                      DOW JONES
                                                      FINANCIAL
                                                      SERVICES
                             KEMPER                   (DIVERSI-
   MEASUREMENT PERIOD       CORPORA-                 FIED) PEER
  (FISCAL YEAR COVERED)       TION        S&P 500     GROUP (2)
1989                               100          100          100
1990                                52           97           81
1991                                86          126          116
1992                                69          136          135
1993                                87          150          156
1994                                92          152          154

---------------

(1) Assumes $100 invested on December 31, 1989 in Kemper Corporation common stock, S&P 500 and Dow Jones Financial Services (Diversified) Peer Group. Also assumes reinvestment of dividends on a quarterly basis.
(2) Dow Jones Financial Services (Diversified) Peer Group consisted of:
    Alexander & Alexander Services Inc., American Express Company, Beneficial Corp., Dean Witter, Discover & Co., Federal Home Loan Mortgage Corporation, Federal National Mortgage Association, Household International, Inc., Marsh and McLennan Companies Inc., The Travelers Corp. and Student Loan Marketing Association.

COMPENSATION OF DIRECTORS

Effective January 14, 1994, the Board of Directors changed the membership and configuration of its committees and the director compensation program. Such changes were designed to rebalance and streamline board committee participation to promote efficiencies; facilitate contemporaneous committee meetings to free additional time for full board deliberations; de-emphasize meeting fees in favor of standardized retainers to better equalize director compensation; and increase total director compensation to better align with emerging standards for financial services companies. The cash compensation program for non-management directors was last amended in mid-1990.

As a result of these changes, effective January 1, 1994, all non-management directors receive an annual retainer of $35,000 for board service and an additional $15,000 annual retainer for committee service, the latter amount applying regardless of the number of committees on which a director serves. These retainers are earned quarterly but paid semi-annually.

The Company continues to provide reimbursement for necessary travel and accommodation expenses incurred for attendance at each meeting of the Board of Directors or committee thereof, and now pays the following meeting fees:

           MEETINGS                                      COMPENSATION
-------------------------------  ------------------------------------------------------------
Board                            A fee of $500 for each meeting attended.
Executive Committee              A fee of $250 for each meeting attended.
Audit Committee                  A fee of $500 for each meeting attended.
Corporate Public Policy          A fee of $1,000 for each meeting attended.
  Committee
Committee on                     A fee of $250 for each meeting attended.
  Compensation and
  Organization
Investment Committee             A fee of $500 for each meeting attended.
Nominating Committee             A fee of $2,000 for each meeting attended.

Other than the above compensation, non-management directors receive no additional cash remuneration from the Company. Directors who are salaried employees of the Company or any of its subsidiaries do not receive any annual retainer or meeting fees for service as a director or on any board committee.

DIRECTOR STOCK OPTIONS

Until 1994, non-qualified stock options had automatically been granted once each year under the Kemper Corporation Non-Management Director Stock Option Plan (the "Director Plan") to the Company's non-management directors. Two types of non-qualified stock options had been issuable under the Director Plan. An initial option to purchase up to 5,000 shares of Kemper Corporation common stock was granted to each of the Company's non-management directors elected or continuing in office on May 16, 1990 and would be granted to any new non-management director on the date of the organizational board meeting (the board meeting immediately following the annual stockholders' meeting) at which he or she first served as a member of the Company's Board of Directors.

Also, each non-management director annually received a non-qualified stock option to purchase 1,000 shares of Kemper Corporation common stock on the date of the organizational board meeting next following the date on which such director received an initial option and on the date of each succeeding organizational board meeting during the period of such director's incumbency.

In light of the process to maximize stockholder value, no options were granted under the Director Plan during 1994, and whether option grants will be resumed at some future date has yet to be determined.

The option exercise price of each option granted under the Director Plan is equal to the last sale price of the Company's common stock at the date of the automatic grant. Shares purchased through the exercise of an option must be paid for in full either in cash or with an amount of the Company's common stock having a fair market value equal to the exercise price, or a combination of both.

The Director Plan provides that each option granted thereunder has a ten-year term and is not exercisable during the first year from the date the option was granted. Thereafter, the director may purchase up to one-fourth of the shares covered by the option in the second year after grant, up to an additional one-fourth of the total shares in the third year after grant (one-half of the total shares cumulatively), up to an additional one-fourth of the total shares in the fourth year after grant (or cumulatively, for three-fourths) and become fully exercisable in or after the fifth year following grant. Notwithstanding these installment purchase provisions applicable to each of the options granted under the Director Plan, such options become fully exercisable upon the retirement of the director from the Company's board if such retirement occurs after one year from the date the particular option was granted.

Any option granted under the Director Plan also becomes fully exercisable upon the occurrence of one of certain enumerated events resulting in a "change of control" of the Company, provided such change of control event occurs at least one year after the date the option was granted to a director. All the outstanding director options became exercisable in full in connection with the approval of the Conseco Merger Agreement in June 1994. The Director Plan contains standard anti-dilution provisions. Subject to certain limitations, the Board of Directors may amend or terminate the Director Plan at any time (although amendments may not be adopted more frequently than once every six months), but such actions cannot adversely affect any outstanding option.

OTHER DIRECTOR BENEFITS

Non-management directors may elect to participate in the Kemper Corporation Director Deferred Compensation Plan prior to the commencement of any calendar year in which director compensation is earned. A decision to defer compensation is irrevocable once the relevant deferment period begins. The deferred compensation and any earnings credited thereon can be accumulated in an Income Account (credited at the prime rate of interest), a phantom Stock Unit Account (credited with an amount based on the market performance and dividend rate of Kemper Corporation common stock) or a combination of both. All deferred compensation and any accumulated credited earnings have been payable to the director either in quarterly payments, a single lump sum or partial lump sum payments, in each case commencing with the first quarter following cessation of service as a director or such later date(s) as earlier designated by the director. The approval of the Conseco Merger Agreement in June 1994 effected a "change of control" under the Deferred Compensation Plan. As a result, each participating non-management director will receive immediate payment of any deferred amounts upon any resulting termination of board membership.

The Kemper Corporation Director Retirement Plan provides that each non-management director shall, upon the later of retirement or attaining age 72, receive a retirement benefit payable quarterly for ten years or the number of plan quarters in which the director served as a director of the Company, whichever is less. Payments cease after the date of death of the director. The retirement benefit presently accrues at $3,000 per quarter. The average of the accrual rates for the last forty quarters of service (or the director's service period, if less) determines the amount of the quarterly retirement benefit. The approval of the Conseco Merger Agreement in June 1994 effected a "change of control" under the Director Retirement Plan. As a result, each non-management director will receive the actuarial equivalent of his retirement benefit in a lump sum upon any resulting termination of board membership.

During their periods of incumbency, the non-management directors are each provided life insurance coverage (without cash value) in the amount of $50,000, and accidental death and dismemberment insurance coverage while traveling on Company business (without cash value) in the amount of $250,000, in each case payable to the beneficiaries designated from time to time by each such director. Such coverages are reduced to the extent coverage is provided by an employee or retiree benefit plan sponsored by the Company or any of its subsidiaries.

DIRECTOR EMERITUS

Mr. Stetson, who served as a director of the Company from 1973 to 1977 and again from 1979 to 1993 (having served as Secretary of the United States Air Force during the interim), retired from the board effective with the May 12, 1993 annual meeting of stockholders and became director emeritus of the Company. As director emeritus, Mr. Stetson may attend meetings of the board or any committee on which he previously served prior to his retirement. He will be paid fees for any meeting attended equal to those payable to directors and will continue to receive the annual board retainers. His participation in the Director Deferred Compensation Plan and the Director Retirement Plan, as well as under the insurance coverages afforded directors, terminated effective with the 1993 annual meeting. His outstanding stock options became exercisable in accordance with their post-retirement exercise provisions and were exercised in April 1994.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Stockholder action at the annual meeting is also requested with respect to the ratification of board action appointing KPMG Peat Marwick LLP as independent auditors for the Company for the calendar year ending December 31, 1995. Representatives of KPMG Peat Marwick LLP are expected to be present at the stockholders' meeting, will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions raised at the meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG PEAT MARWICK LLP.

OTHER BUSINESS

It is intended that proxies solicited by the Board, unless otherwise specified therein, will be voted in accordance with the recommendations of the Board of Directors.

As of March 30, 1995, the Board of Directors does not know of any other business to be acted upon at the meeting. If any matters other than those referred to above properly come before the meeting, the persons named in the proxy card intend to vote on such matters in accordance with their best judgment.

VOTING PROCEDURES

With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. Abstentions may be specified on all proposals except the election of directors and will be counted as present for purposes of determining the existence of a quorum regarding the item on which the abstention is noted. Abstentions on the ratification of appointment of independent auditors will have the effect of a negative vote because such a proposal requires the affirmative vote of a majority of shares present in person or by proxy and entitled to vote.

Under the rules of the New York Stock Exchange, brokers who hold shares in street name have the authority to vote on certain items when they have not received instructions from beneficial owners. Brokers that do not receive instructions who are present, in person or by proxy, at the meeting will be counted as present for quorum purposes and will be entitled to vote on the election of directors and the ratification of the appointment of independent auditors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors or the ratification of appointment of independent auditors.

COST AND METHOD OF SOLICITATION

In addition to the solicitation of proxies by use of the mails, proxies may also be solicited by the Company and its directors, officers and employees (who will receive no compensation therefor in addition to their regular salaries) by telephone, telegram, facsimile transmission and other electronic communication methods or personal interview. The Company will reimburse banks and brokers who hold shares of the Company's common stock in their name or custody, or in the name of nominees for others, for their out-of-pocket expenses incurred in forwarding copies of the proxy materials to those persons for whom they hold such shares.

The Company has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Pursuant to the Company's agreement with Georgeson, they will provide various proxy advisory and solicitation services for the Company in connection with the 1995 Annual Meeting of Stockholders at a cost of approximately $15,000, plus reasonable out-of-pocket expenses.

CERTAIN LEGAL PROCEEDINGS

Since March 15, 1994, the Company and certain of its directors, including directors who are also executive officers, have been named defendants in six complaints filed in the Court of Chancery in the State of Delaware. The complaints were brought by stockholders of the Company, individually and purportedly as class actions on behalf of all other stockholders of the Company. The complaints allege breaches of fiduciary duty by the Company and its directors arising primarily from the unsolicited proposal by General Electric Capital Corporation ("GECC") to acquire the Company initiated in early 1994 and the defendants' alleged wrongful actions with respect thereto. The complaints seek injunctive relief prohibiting the Company from, among other things, utilizing certain defensive measures. The complaints also seek damages and other relief.

On March 31, 1994, one of the complaints was amended to allege further that, among other things, the preliminary proxy statement filed by the Company in connection with the originally-scheduled 1994 annual meeting of stockholders on May 11, 1994 (which was adjourned, then postponed and ultimately conducted on December 23, 1994) did not provide full and fair disclosure with respect to the Agreements or the Board of Directors' unanimous decision to reject the GECC proposal, and on April 4, 1994, plaintiffs filed a motion for expedited discovery with respect to the amended allegations. The Court of Chancery granted limited discovery with respect to the disclosure contained in the Company's preliminary proxy statement concerning the Board's decision. On May 4, 1994, the court heard oral argument on the motion for a preliminary injunction. As a consequence of a letter agreement dated May 8, 1994 between the Company and GECC pursuant to which the Company and GECC agreed to adjourn the Company's annual meeting of stockholders to be held on May 11, 1994 to August 22, 1994 and the Company agreed to commence a process to maximize stockholder value, and following consultation with the parties, the Court of Chancery determined to withhold issuance of an opinion with respect to plaintiffs' motion for a preliminary injunction.

Following Conseco's November 2, 1994 proposed modification of the Conseco Merger Agreement, plaintiffs moved to file a further amended complaint alleging, among other things, that "Conseco's revised offer in essence constitutes a repudiation of its obligations under the merger agreement" and "Thus, the merger agreement and all its terms, including the bust up fee, are null and void." The complaint seeks, among other things, equitable relief ordering the individual defendants "to create an active auction of the Company" and "to take all steps necessary to compel Conseco to carry out its obligations under the merger agreement." No further activity has occurred with respect to these actions since that time. The Company intends to continue to vigorously contest these actions.

STOCKHOLDER LIST

A certified list of stockholders entitled to be present and vote at the 1995 Annual Meeting of Stockholders will be available at the office of the Company's corporate secretary, One Kemper Drive, Long Grove, Illinois, and at the office of the Company's transfer agent, Harris Trust and Savings Bank, 311 West Monroe Street, 11th floor, Chicago, Illinois, for inspection by any stockholder during normal business hours from May 7, 1995 to one day prior to the date of the annual meeting and at the annual meeting site on the day of the meeting.

STOCKHOLDER PROPOSALS

It is presently expected that the 1996 Annual Meeting of Stockholders will be held on May 15, 1996. Stockholder proposals intended to be presented at the next annual meeting in 1996 should be directed to the corporate secretary of the Company and must be received by the Company no later than December 4, 1995 for inclusion in the proxy statement and proxy card relating to that meeting.

                                       Kathleen A. Gallichio
                                       Corporate Secretary

                                       March 30, 1995

                                  NOTICE OF

                                  ANNUAL MEETING
                                  OF STOCKHOLDERS
                                  MAY 17, 1995
                                  AND
                                  PROXY STATEMENT

                                  KEMPER CORPORATION
                                  ONE KEMPER DRIVE
                                  LONG GROVE, ILLINOIS 60049

                                                                          [LOGO]

PROXY                                                                                                                      PROXY

                                                        KEMPER CORPORATION
                                           ONE KEMPER DRIVE, LONG GROVE, ILLINOIS 60049

                                    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                                            WHICH RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

        The undersigned hereby appoints Peter B. Hamilton, George D. Kennedy and David B. Mathis, or any one of them, true and lawful proxy and attorney in fact for the undersigned, with power in each to appoint a substitute, to vote all shares of Kemper
Corporation which the undersigned is entitled to vote at the 1995 Annual Meeting of Stockholders to be held in the stockholders meeting room on the 57th floor of The First National Bank of Chicago, One First National Plaza, Chicago, Illinois, on May 17, 1995
at 10:30 a.m., and at any adjournment(s) or postponement(s) thereof, as follows:

                           NOTE:  PLEASE MARK, DATE, SIGN AND RETURN PROMPTLY IN THE ENVELOPE PROVIDED.

                                                     (Continued on other side)


                                                        KEMPER CORPORATION
                             PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]
[                                                                                                                                  ]

1. ELECTION OF DIRECTORS                               For All                          3. IN THEIR DISCRETION, THE PROXIES
   J. Reed Coleman, Raymond F. Farley,  For  Withheld  Except nominees written below.      ARE AUTHORIZED TO VOTE UPON SUCH
   Richard D. Nordman and Stephen B.    [ ]     [ ]     [ ]                                OTHER BUSINESS AS MAY PROPERLY
   Timbers                                                                                 COME BEFORE THE MEETING OR ANY
                                                                                           ADJOURNMENT(S) OR POSTPONE-
_____________________________________                                                      MENT(S) THEREOF.
   Nominee Exception(s)

2. THE RATIFICATION OF THE APPOINTMENT OF   For  Against  Abstain                  THIS PROXY WHEN PROPERLY EXECUTED WILL BE
   KPMG PEAT MARWICK LLP AS INDEPENDENT     [ ]    [ ]      [ ]                    VOTED IN THE MANNER DIRECTED HEREIN BY THE
   AUDITORS FOR THE YEAR 1995.                                                     UNDERSIGNED STOCKHOLDER(S). IF NO DIRECTION
                                                                                   IS MADE, THIS PROXY WILL BE VOTED FOR
                                                                                   PROPOSALS 1 AND 2.

                                                                                   Dated: ____________________________, 1995

                                                                                   __________________________________________

                                                                                   __________________________________________
                                                                                         Signature of Stockholder(s)

                                                                        NOTE:  PLEASE DATE, SIGN YOUR NAME AS IT APPEARS
                                                                        HEREON AND RETURN PROMPTLY. WHEN SHARES ARE HELD
                                                                        BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING
                                                                        AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR
                                                                        GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A
                                                                        CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME
                                                                        BY PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A
                                                                        PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY
                                                                        AUTHORIZED PERSON.
